S&P Global Adds Robert Moritz to its Board of Directors
NEW YORK, November 10, 2025 — S&P Global (NYSE: SPGI) announced today that its Board of Directors has approved the addition of Mr. Robert Moritz to the Board, effective March 1, 2026.
Mr. Moritz has more than four decades of global leadership experience specifically in audit and assurance in the financial services, banking sectors and capital markets. Most recently, Mr. Moritz served as global Chairman of PricewaterhouseCoopers LLC (PwC) where he led the company’s global leadership teams – setting strategy and elevating PwC's brand among its clients and stakeholders.
Mr. Moritz is currently a member of Walmart’s Board of Directors, where he sits on the retailer’s audit and technology and e-commerce committees, and Northern Trust Corporation, as a member of the audit and human capital and compensation committees. In addition, he holds several not-for-profit Board seats, including at SUNY-Oswego College Foundation, his alma mater.
“We're thrilled to welcome Bob to our Board,” said Martina L. Cheung, President and CEO, S&P Global. “He brings extensive global experience and unique perspectives on the opportunities and risks facing global companies in today's fast-paced environment.”
"We're delighted that Bob will be joining our Board,” said Ian P. Livingston, Non-Executive Chairman of the Board of S&P Global. “His experience as a global financial services industry leader will be extremely valuable in helping S&P Global to manage the opportunities and challenges that lie ahead and the evolving needs of our clients.”
“It’s a privilege to serve on the Board of a company that has built a trusted reputation in global markets anchored on integrity and independence,” said Bob Moritz. “I’m excited to collaborate with my fellow Board members, supporting Martina and S&P Global’s leaders as the company moves into its next phase of growth.”
Mr. Moritz will serve on the S&P Global Board’s Audit and Nominating and Corporate Governance committees.
About S&P Global
S&P Global (NYSE: SPGI) provides Essential Intelligence. We enable governments, businesses and individuals with the right data, expertise and connected technology so that they can make decisions with conviction. From helping our customers assess new investments to guiding them through sustainability and energy transition across supply chains, we unlock new opportunities, solve challenges and Accelerate Progress for the world.
We are widely sought after by many of the world’s leading organizations to provide credit ratings, benchmarks, analytics and workflow solutions in the global capital, commodity, and automotive markets. With every one of our offerings, we help the world’s leading organizations plan for tomorrow and today. For more information, visit www.spglobal.com.

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